Exhibit 3.1

ARTICLES OF AMENDMENT

OF THE

RESTATED CHARTER

OF

FIRST HORIZON CORPORATION

Under Sections 48-16-102 and 48-20-106 of the Tennessee Business Corporation Act

The undersigned, being a duly authorized officer of First Horizon Corporation (the “Corporation”), acting pursuant to Sections 48-16-102 and 48-20-106 of the Tennessee Business Corporation Act, hereby certifies as follows:

1.	The name of the Corporation is FIRST HORIZON CORPORATION.

2.	The Restated Charter is hereby amended by the addition of a new section to Article 10 stating the number, designation, relative rights, preferences and limitations of a new series of preferred stock as fixed by the Board of Directors, which section shall read in its entirety as follows:

(f)  Non-Cumulative Perpetual Preferred Stock, Series F

(1) Designation and Number of Shares. There is hereby created out of the authorized and unissued shares of Preferred Stock of the Corporation a series of Preferred Stock designated as the “Non-Cumulative Perpetual Preferred Stock, Series F” (hereinafter called “Series F Preferred Stock”) initially consisting of 1,500 shares. The number of shares constituting the Series F Preferred Stock may be increased from time to time by resolution of the Board of Directors, without the vote or consent of the holders of Series F Preferred Stock in accordance with law up to the maximum number of shares of Preferred Stock authorized to be issued under the Restated Charter, less all shares at the time authorized of any other series of Preferred Stock. Shares of Series F Preferred Stock shall be dated the date of issue; provided, that any such additional shares of Series F Preferred Stock are not treated as “disqualified preferred stock” within the meaning of Section 1059(f)(2) of the Internal Revenue Code of 1986, as amended, or any successor provision, and such additional shares of Series F Preferred Stock are otherwise treated as fungible with the initial 1,500 shares of Series F Preferred Stock for U.S. federal income tax purposes. Shares of outstanding Series F Preferred Stock that are redeemed, purchased or otherwise acquired by the Corporation shall, after such redemption, purchase or acquisition, be cancelled and shall revert to authorized but unissued shares of Preferred Stock undesignated as to series until such shares are once more designated as part of a particular series by the Board of Directors.

(2) Standard Provisions. The Standard Provisions contained in Annex F attached hereto are incorporated herein by reference in their entirety and shall be deemed to be a part of this Article 10(f) to the same extent as if such provisions had been set forth in full herein.

(3) Definitions. The following terms are used in this Article 10(f) (including the Standard Provisions in Annex F hereto) as defined below:

“Board of Directors” means the Board of Directors of the Corporation or any duly authorized committee thereof.

“Common Stock” means the common stock, par value $0.625 per share, of the Corporation.

“Dividend Payment Date” means each January 10, April 10, July 10 and October 10, commencing July 10, 2021; provided, however, that if any such date is not a Business Day, then such date shall nevertheless be a Dividend Payment Date but dividends on the Series F Preferred Stock, when, as and if declared, shall be paid on the next succeeding Business Day (without interest or any other adjustment in the amount of the dividend per share of Series F Preferred Stock).

“Junior Stock” means (A) the Common Stock and (B) any other class or series of capital stock of the Corporation now or hereafter authorized, issued or outstanding that, by its terms, does not expressly provide that it ranks pari passu with or senior to the Series F Preferred Stock as to (i) payment of dividends and/or (ii) distributions upon the liquidation, dissolution or winding-up of the Corporation.

“Preferred Stock” means any and all series of preferred stock, having no par value, of the Corporation, including the Series A, the Series B, the Series C, the Series D, the Series E and the Series F Preferred Stock.

“Series A Preferred Stock” means the Non-Cumulative Perpetual Preferred Stock, Series A, of the Corporation.

“Series B Preferred Stock” means the 6.625% Fixed-to-Floating Non-Cumulative Perpetual Preferred Stock, Series B, of the Corporation.

“Series C Preferred Stock” means the 6.60% Fixed-to-Floating Non-Cumulative Perpetual Preferred Stock, Series C, of the Corporation.

“Series D Preferred Stock” means the 6.100% Fixed-to-Floating Non-Cumulative Perpetual Preferred Stock, Series D, of the Corporation.

“Series E Preferred Stock” means the Non-Cumulative Perpetual Preferred Stock, Series E, of the Corporation.

“Series F Liquidation Amount” means $100,000 per share of Series F Preferred Stock.

(4) Certain Voting Matters. Holders of shares of Series F Preferred Stock will be entitled to one vote for each such share on any matter on which holders of Series F Preferred Stock are entitled to vote, including any action by written consent.

3.	The foregoing amendment to the Restated Charter was authorized by the Board of Directors (by duly authorized resolution on January 26, 2021) and by the Board’s duly authorized senior executive officer on April 28, 2021, without shareholder approval, as such was not required.

4.	The foregoing amendment will be effective upon filing of the Articles of Amendment with the Secretary of State of the State of Tennessee.

[Remainder of Page Intentionally Left Blank]

FIRST HORIZON CORPORATION

/s/ Clyde A. Billings, Jr.
Date: April 28, 2021	By:
Clyde A. Billings, Jr., Corporate Secretary

ANNEX F

STANDARD PROVISIONS SERIES F

Section 1. General Matters. Each share of Series F Preferred Stock shall be identical in all respects to every other share of Series F Preferred Stock. The Series F Preferred Stock shall be perpetual, subject to the provisions of Section 5 of these Standard Provisions that form a part of the Articles of Amendment.

Section 2. Definitions. As used herein with respect to the Series F Preferred Stock:

“Appropriate Federal Banking Agency” means the “appropriate federal banking agency” with respect to the Corporation as defined in Section 3(q) of the Federal Deposit Insurance Act (12 U.S.C. § 1813(q)), or any successor provision.

“Articles of Amendment” means the Articles of Amendment relating to the Series F Preferred Stock, of which these Standard Provisions form a part, as it may be amended from time to time.

“Business Day” means each weekday that is not a legal holiday in New York, New York and is not a day on which banking institutions in New York, New York are authorized or obligated by law, regulation or executive order to close.

“Bylaws” means the Bylaws of the Corporation, as may be amended from time to time.

“Dividend Parity Stock” means any other class or series of capital stock of the Corporation now or hereafter authorized, issued or outstanding that, by its terms, expressly provides that it ranks pari passu with the Series F Preferred Stock as to the payment of dividends (regardless whether such capital stock bears dividends on a non-cumulative or cumulative basis). Each of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock is a dividend parity stock.

“Dividend Period” means each period from and including a Dividend Payment Date to, but excluding, the next succeeding Dividend Payment Date, except that the initial Dividend Period shall commence on and include the Original Issue Date.

“Dividend Record Date” has the meaning specified in Section 3(a).

“DTC” means The Depository Trust Company, together with its successors and assigns.

“Liquidation Junior Stock” means any other class or series of capital stock of the Corporation now or hereafter authorized, issued or outstanding that, by its terms, does not expressly provide that it ranks pari passu with or senior to the Series F Preferred Stock as to distributions upon the liquidation, dissolution or winding-up of the Corporation.

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“Liquidation Parity Stock” means any other class or series of capital stock of the Corporation now or hereafter authorized, issued or outstanding that, by its terms, expressly provides that it ranks pari passu with the Series F Preferred Stock as to distributions upon the liquidation, dissolution or winding-up of the Corporation. Each of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock is a Liquidation Parity Stock.

“Liquidation Preference” means, with respect to any class or series of capital stock of the Corporation, the amount otherwise payable upon such class or series of capital stock in connection with any distribution upon the liquidation, dissolution or winding-up of the Corporation (assuming no limitation on the assets of the Corporation available for such distribution), including an amount equal to any declared but unpaid dividends (and in the case of any holder of capital stock on which dividends accrue on a cumulative basis, an amount equal to any unpaid, accrued, cumulative dividends, whether or not declared, as applicable).

“Nonpayment Event” has the meaning set forth in Section 6(c)(i).

“Original Issue Date” means the first date on which any share of Series F

Preferred Stock is issued and outstanding.

“Preferred Stock Director” has the meaning set forth in Section 6(c)(i).

“Redemption Date” has the meaning set forth in Section 5(b).

“Redemption Depository” has the meaning set forth in Section 5(e).

“Redemption Price” means an amount equal to the Series F Liquidation Amount plus the per share amount of any declared but unpaid dividends on the Series F Preferred Stock prior to the Redemption Date (but with no amount in respect of any dividends that have not been declared prior to the Redemption Date).

“Regulatory Capital Treatment Event” means the good faith determination by the Corporation that, as a result of (i) any amendment to, clarification of, or change in, the laws or regulations of the United States or any political subdivision of or in the United States that is enacted or becomes effective after the initial issuance of any share of Series F Preferred Stock, (ii) any proposed change in those laws or regulations that is announced or becomes effective after the initial issuance of any share of Series F Preferred Stock, or (iii) any official administrative decision or judicial decision or administrative action or other official pronouncement interpreting or applying those laws or regulations that is announced after the initial issuance of any share of Series F Preferred Stock, there is more than an insubstantial risk that the Corporation will not be entitled to treat the full Series F Liquidation Amount of Series F Preferred Stock then outstanding as “tier 1 capital” (or its equivalent) for purposes of the capital adequacy guidelines of the Board of Governors of the Federal Reserve System (or, as and if applicable, the capital adequacy guidelines or regulations of any successor Appropriate Federal Banking Agency) as then in effect and applicable.

“Restated Charter” means the Restated Charter of the Corporation, as may be amended from time to time.

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“Standard Provisions” means these Standard Provisions that form a part of the Articles of Amendment.

“Voting Parity Stock” means, with regard to any matter as to which the holders of Series F Preferred Stock are entitled to vote as specified in Section 6, any and all series of Dividend Parity Stock having voting rights equivalent to those described in Section 6(c). Each of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock is a Voting Parity Stock.

Section 3. Dividends.

(a)     Rate and Payment. Holders of Series F Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of assets legally available therefor, non-cumulative cash dividends at a rate equal to 4.70% of the Series F Liquidation Amount per annum, payable in arrears, on each Dividend Payment Date with respect to the Dividend Period (or portion thereof) ending on the day preceding such respective Dividend Payment Date. Dividends that are payable on the Series F Preferred Stock on any Dividend Payment Date shall be payable to holders of record of Series F Preferred Stock as they appear on the Corporation’s stock register on the applicable record date, which shall be the 15th calendar day before the applicable Dividend Payment Date, or such other record date, no more than 60 calendar days nor less than 10 calendar days before the applicable Dividend Payment Date, as shall be fixed by the Board of Directors (the “Dividend Record Date”). A Dividend Record Date established for the Series F Preferred Stock need not be a Business Day. Any such day that is a Dividend Record Date shall be a Dividend Record Date whether or not such day is a Business Day. Dividends payable on Series F Preferred Stock shall be computed on the basis of a 360-day year consisting of twelve 30-day months. Dollar amounts resulting from that calculation shall be rounded to the nearest cent, with one-half cent being rounded upward. The Corporation shall not pay interest or any sum of money instead of interest on any dividend payment that may be in arrears on the Series F Preferred Stock.

(b)     Dividends Non-Cumulative. Dividends on the Series F Preferred Stock will not be cumulative and will not be mandatory. If the Board of Directors does not declare a dividend on the Series F Preferred Stock in respect of a Dividend Period, then no dividend shall be deemed to have accrued for such Dividend Period, no dividend shall be payable on the related Dividend Payment Date, and the Corporation shall have no obligation to pay any dividend for such Dividend Period, whether or not the Board of Directors declares a dividend for any future Dividend Period with respect to the Series F Preferred Stock or at any future time with respect to any other class or series of the Corporation’s capital stock.

(c)     Priority Regarding Dividends. So long as any share of Series F Preferred Stock remains outstanding, unless (A) the full dividends for the most recently completed Dividend Period have been declared and paid (or declared and a sum sufficient for the payment thereof has been set aside) on all outstanding shares of Series F Preferred Stock and (B) the Corporation is not in default on its obligation to redeem any shares of Series F Preferred Stock that have been called for redemption:

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(i)     no dividend shall be declared, paid or set aside for payment, and no distribution shall be declared, made or set aside for payment, on any Junior Stock, other than (1) a dividend payable solely in Junior Stock or (2) any dividend in connection with the implementation of a stockholders’ rights plan, or the redemption or repurchase of any rights under any such plan;

(ii)    no shares of Junior Stock shall be repurchased, redeemed or otherwise acquired for consideration by the Corporation, directly or indirectly, other than (1) as a result of a reclassification of Junior Stock for or into other Junior Stock, (2) the exchange or conversion of Junior Stock for or into other Junior Stock, (3) through the use of the proceeds of a sale of other shares of Junior Stock within the preceding 180 days, (4) purchases, redemptions or other acquisitions of shares of Junior Stock in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of employees, officers, directors or consultants, (5) purchases of shares of Junior Stock pursuant to a contractually binding requirement to buy Junior Stock existing prior to the most recently completed Dividend Period, including under a contractually binding stock repurchase plan (including a so-called Rule 10b5-1(c) purchase plan), (6) the purchase of fractional interests in shares of Junior Stock pursuant to the conversion or exchange provisions of such stock or the security being converted or exchanged, (7) purchases or other acquisitions by any of the Corporation’s broker-dealer subsidiaries solely for the purpose of market making, stabilization or customer facilitation transactions in Junior Stock in the ordinary course of business, (8) purchases by any of the Corporation’s broker-dealer subsidiaries of the Corporation’s capital stock for resale pursuant to an offering by the Corporation of such capital stock underwritten by such broker-dealer subsidiary, or (9) the acquisition by the Corporation or any of the Corporation’s subsidiaries of record ownership in Junior Stock for the beneficial ownership of any other persons (other than for the beneficial ownership by the Corporation or any of the Corporation’s subsidiaries), including as trustees or custodians, nor shall any monies be paid to or made available for a sinking fund for the redemption of any such securities by the Corporation, and

(iii)   no shares of Dividend Parity Stock shall be repurchased, redeemed or otherwise acquired for consideration by the Corporation, directly or indirectly, other than (1) pursuant to pro rata offers to purchase all, or a pro rata portion, of the Series F Preferred Stock and such Dividend Parity Stock, (2) as a result of a reclassification of Dividend Parity Stock for or into other Dividend Parity Stock, (3) the exchange or conversion of Dividend Parity Stock for or into other Dividend Parity Stock, (4) through the use of the proceeds of a sale of other shares of Dividend Parity Stock within the preceding 180 days, (5) purchases of shares of Dividend Parity Stock pursuant to a contractually binding requirement to buy Dividend Parity Stock existing prior to the most recently completed Dividend Period, including under a contractually binding stock repurchase plan (including a so-called Rule 10b5-1(c) purchase plan), (6) the purchase of fractional interests in shares of Dividend Parity Stock pursuant to the conversion or exchange provisions of such stock or the security being converted or exchanged, (7) purchases or other acquisitions by any of the Corporation’s broker-dealer subsidiaries solely for the purpose of market making, stabilization or customer facilitation transactions in Dividend Parity Stock in the ordinary course of business, (8) purchases by any of the Corporation’s broker-dealer subsidiaries of the Corporation’s capital stock for resale pursuant to an offering by the Corporation of such capital stock underwritten by such broker-dealer subsidiary, or (9) the acquisition by the Corporation or any of the Corporation’s subsidiaries of record ownership in

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Dividend Parity Stock for the beneficial ownership of any other persons (other than for the beneficial ownership by the Corporation or any of the Corporation’s subsidiaries), including as trustees or custodians, nor shall any monies be paid to or made available for a sinking fund for the redemption of any such securities by the Corporation.

When dividends are not paid in full upon the shares of Series F Preferred Stock and any Dividend Parity Stock, all dividends paid or declared for payment on a dividend payment date with respect to the Series F Preferred Stock and the Dividend Parity Stock shall be shared (i) first ratably by the holders of any Dividend Parity Stock who have the right to receive dividends with respect to past dividend periods for which such dividends were not declared and paid, in proportion to the respective amounts of the undeclared and unpaid dividends relating to past dividend periods, and thereafter (ii) ratably by the holders of Series F Preferred Stock and any Dividend Parity Stock, in proportion to the respective amounts of the declared and unpaid dividends relating to the current dividend period. To the extent a dividend period with respect to any Dividend Parity Stock coincides with more than one Dividend Period with respect to the Series F Preferred Stock, for purposes of the immediately preceding sentence the Board of Directors shall treat such dividend period as two or more consecutive dividend periods, none of which coincides with more than one Dividend Period with respect to the Series F Preferred Stock or in any manner that it deems to be fair and equitable. The term “dividend period” as used in this paragraph means such dividend periods as are provided for in the terms of any Dividend Parity Stock and, in the case of shares of Series F Preferred Stock, Dividend Periods applicable to shares of Series F Preferred Stock; and the term “dividend payment dates” as used in this paragraph means such dividend payment dates as are provided for in the terms of any Dividend Parity Stock and, in the case of shares of Series F Preferred Stock, Dividend Payment Dates applicable to shares of Series F Preferred Stock.

(d)     Dividends Generally. Subject to Section 3(c), and not otherwise, dividends (payable in cash, securities or otherwise) as may be determined by the Board of Directors may be declared and paid on any class or series of Junior Stock or Dividend Parity Stock from time to time out of any assets legally available therefor, and the holders of Series F Preferred Stock shall not be entitled to participate in any such dividend. Holders of Series F Preferred Stock shall not be entitled to receive any dividends not declared by the Board of Directors and no interest, or sum of money in lieu of interest, shall be payable in respect of any dividend not so declared.

(e)     Limitations Under Applicable Law. Dividends on the Series F Preferred Stock shall not be declared, paid or set aside for payment, if the Corporation fails to comply, or if and to the extent such act would cause the Corporation to fail to comply, with applicable laws and regulations, including any capital adequacy guidelines or regulations of the Board of Governors of the Federal Reserve System (or, as and if applicable, the capital adequacy guidelines or regulations of any successor Appropriate Federal Banking Agency).

Section 4. Liquidation.

(a)     Voluntary or Involuntary Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, holders of Series F Preferred Stock shall be entitled to receive out of assets of the Corporation or proceeds thereof available for distribution to stockholders of the Corporation, after satisfaction of liabilities or obligations to

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creditors and subject to the rights of holders of any securities ranking senior to Series F Preferred Stock with respect to distributions upon the voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, before any distribution of assets is made to holders of any Liquidation Junior Stock, a liquidating distribution in an amount equal to (i) the Series F Liquidation Amount plus (ii) the per share amount of any declared and unpaid dividends on the Series F Preferred Stock prior to the date of payment of such liquidating distribution (but without any amount in respect of dividends that have not been declared prior to such payment date). After payment of the full amount of such liquidating distribution, the holders of Series F Preferred Stock shall not be entitled to any further participation in any distribution of assets of the Corporation.

(b)     Partial Payment. In any distribution described in Section 4(a), if the assets of the Corporation or proceeds thereof are not sufficient to pay in full the Liquidation Preference to all holders of Series F Preferred Stock and all Liquidation Parity Stock, the amounts paid to the holders of Series F Preferred Stock and to the holders of all Liquidation Parity Stock shall be paid pro rata in accordance with the respective aggregate Liquidation Preferences of the Series F Preferred Stock and all other series of Liquidation Parity Stock.

(c)     Residual Distributions. If the Liquidation Preference has been paid in full to all holders of Series F Preferred Stock and the Liquidation Preference has been paid in full on all Liquidation Parity Stock, the holders of any Liquidation Junior Stock shall be entitled to receive all remaining assets of the Corporation or proceeds thereof according to their respective rights and preferences.

(d)     Merger, Consolidation or Other Business Combination. For purposes of this Section 4, the merger, consolidation or other business combination of the Corporation with or into any other entity, or by another entity with or into the Corporation, including a merger, consolidation or other business combination in which the holders of Series F Preferred Stock receive cash, securities or property for their shares, or the sale, lease, exchange or transfer of all or substantially all of the property or assets of the Corporation (for cash, securities or other property), shall not constitute a liquidation, dissolution or winding-up of the Corporation.

Section 5. Redemption.

(a)     Mandatory Redemption; Sinking Fund. The Series F Preferred Stock is perpetual and has no maturity date. The Series F Preferred Stock is not subject to any mandatory redemption, sinking fund or other similar provisions. The holders of the Series F Preferred Stock shall not have the right to require the redemption or repurchase of the Series F Preferred Stock.

(b)     Optional Redemption. The Corporation may, at its option through a resolution duly adopted by the Board of Directors, redeem the Series F Preferred Stock at a price per share equal to the Redemption Price (1) in whole or in part, from time to time, on any Dividend Payment Date on or after July 10, 2026, or (2) in whole, but not in part, at any time within 90 days following the occurrence of a Regulatory Capital Treatment Event. The Redemption Price shall be payable to the holder of any shares of Series F Preferred Stock redeemed on the date fixed for such redemption (the “Redemption Date”) against the surrender of the certificate(s) evidencing such shares to the Corporation or its agent, if the shares of Series F Preferred Stock

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are issued in certificated form; provided that any declared but unpaid dividends payable on a Redemption Date that occurs subsequent to the Dividend Record Date for a Dividend Period shall not be paid to the holder of Series F Preferred Stock entitled to receive the Redemption Price on the Redemption Date, but rather shall be paid to the holder of record of the redeemed shares on such Dividend Record Date relating to the Dividend Payment Date as provided in Section 3 above.

(c)     Notice of Redemption. If any shares of Series F Preferred Stock are to be redeemed, a notice of redemption shall be given by first class mail to the holders of record of Series F Preferred Stock to be redeemed at their respective last addresses appearing on the books of the Corporation (provided that, if Series F Preferred Stock is held in book-entry form through DTC, the Corporation may give such notice in any manner permitted by DTC). Such notice shall be mailed at least 30 days and no more than 60 days before the applicable Redemption Date for such shares. Each such notice of redemption shall include a statement setting forth: (1) the Redemption Date for such shares of Series F Preferred Stock; (2) the number of shares of Series F Preferred Stock to be redeemed and, if less than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (3) the Redemption Price; and (4) the place or places where the certificates evidencing shares of Series F Preferred Stock are to be surrendered for payment of the Redemption Price. Any notice of redemption mailed or otherwise delivered as provided in this Section 5(c) shall be conclusively presumed to have been duly given, whether or not any holder of Series F Preferred Stock receives such notice. Failure to duly give notice by mail or otherwise pursuant to this Section 5(c), or any defect in such notice or in the mailing or provision of such notice, to any holder of shares of Series F Preferred Stock designated for redemption shall not affect the validity of the proceedings for the redemption of any other shares of Series F Preferred Stock.

(d)     Partial Redemption. In case of any redemption of only part of the shares of Series F Preferred Stock at the time outstanding, the shares of Series F Preferred Stock to be redeemed shall be selected either pro rata, by lot or in such other manner as the Corporation, through a resolution duly adopted by the Board of Directors, may determine to be fair and equitable.

(e)     Effectiveness of Redemption. If notice of redemption has been duly given and if on or before the Redemption Date specified in such notice all funds necessary for the redemption have been set aside by the Corporation, separate and apart from its other assets, in trust for the pro rata benefit of the holders of the shares of Series F Preferred Stock called for redemption, so as to be and continue to be available therefor, or deposited by the Corporation with a bank or trust company selected by the Corporation (the “Redemption Depository”) in trust for the pro rata benefit of the holders of the shares called for redemption, then, notwithstanding that any certificate for any share so called for redemption has not been surrendered for cancellation, on and after the Redemption Date all shares of Series F Preferred Stock called for redemption shall cease to be outstanding, all dividends with respect to such shares of Series F Preferred Stock shall cease to accrue after such Redemption Date, and all rights with respect to such shares shall forthwith on such Redemption Date cease and terminate, except only the right of the holders thereof to receive the amount payable on such redemption from the Redemption Depository at any time after the applicable Redemption Date from the funds so deposited, without interest. The Corporation shall be entitled to receive, from time to time, from the Redemption Depository any interest accrued on such funds, and the holders of any shares called for redemption shall have no

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claim to any such interest. Any funds so deposited and unclaimed at the end of two years from the applicable Redemption Date shall, to the extent permitted by law, be released or repaid to the Corporation, and in the event of such repayment to the Corporation, the holders of record of the shares of Series F Preferred Stock called for redemption shall thereafter, as unsecured general creditors of the Corporation, look only to the Corporation for the payment of an amount equivalent to the amount deposited as stated above for the redemption of such shares, but shall in no event be entitled to any interest.

(f)     Limitations Under Applicable Law. If then required under the capital adequacy guidelines or regulations of the Board of Governors of the Federal Reserve System (or, if and as applicable, the capital adequacy guidelines or regulations of any successor Appropriate Federal Banking Agency), any redemption of all or part of the Series F Preferred Stock is subject to the receipt by the Corporation of any required prior approval by the Board of Governors of the Federal Reserve System (or such successor Appropriate Federal Banking Agency).

Section 6. Voting Rights.

(a)     General. Except as provided below or as expressly required by law, the holders of shares of Series F Preferred Stock shall have no voting power, and no right to vote on any matter at any time, either as a separate series or class or together with any other series or class of shares of capital stock of the Corporation, and shall not be entitled to call a meeting of the holders of any series or class of capital stock of the Corporation for any purpose, nor shall they be entitled to participate in any meeting of the holders of the Common Stock. Each holder of Series F Preferred Stock shall have one vote per share (except as set forth otherwise in this Section 6) on any matter on which holders of Series F Preferred Stock are entitled to vote, including when acting by written consent.

(b)     Supermajority Voting Rights. So long as any shares of Series F Preferred Stock remain outstanding, in addition to any other vote or consent of stockholders required by law or the Restated Charter, the affirmative vote or consent of the holders of at least two-thirds of all of the shares of Series F Preferred Stock at the time outstanding and entitled to vote thereon, voting separately as a single class, shall be required to:

(i)     authorize or increase the authorized amount of, or issue shares of, any class or series of capital stock of the Corporation ranking senior to the Series F Preferred Stock with respect to payment of dividends or as to distributions upon the liquidation, dissolution or winding-up of the Corporation, or issue any obligation or security convertible into or evidencing the right to purchase, any such class or series of capital stock of the Corporation;

(ii)    amend the provisions of the Restated Charter or Bylaws so as to materially and adversely affect the special powers, preferences, privileges or rights of Series F Preferred Stock, taken as a whole; or

(iii)   consummate a binding share-exchange or reclassification involving the Series F Preferred Stock, or a merger or consolidation of the Corporation with or into another entity, unless the shares of Series F Preferred Stock (i) remain outstanding or (ii) are converted into or exchanged for preference securities of the surviving entity or any entity controlling such

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surviving entity and such new preference securities have terms that are not materially less favorable than those of the Series F Preferred Stock;

provided, however, that, for all purposes of this Section 6(b), the authorization, creation and issuance, or an increase in the authorized or issued amount of, Junior Stock or any series of Preferred Stock, or any securities convertible into or exchangeable or exercisable for Junior Stock or any series of Preferred Stock, that by its terms expressly provides that it ranks pari passu with the Series F Preferred Stock with respect to the payment of dividends (whether such dividends are cumulative or non-cumulative) and as to distributions upon the liquidation, dissolution or winding-up of the Corporation shall not be deemed to materially and adversely affect the powers, preferences, privileges or rights of Series F Preferred Stock, and shall not require the affirmative vote or consent of, the holders of any outstanding shares of Series F Preferred Stock.

(c)        Election of Directors under Certain Circumstances.

(i)     If and when dividends on the Series F Preferred Stock and any other class or series of Voting Parity Stock have not been declared and paid (i) in the case of the Series F Preferred Stock and any other class or series of Voting Parity Stock bearing non-cumulative dividends, in full for at least six quarterly dividend periods or their equivalent (whether or not consecutive) or (ii) in the case of any class or series of Voting Parity Stock bearing cumulative dividends, in an aggregate amount equal to full dividends for at least six quarterly dividend periods or their equivalent (whether or not consecutive) (each, a “Nonpayment Event”), the number of directors then constituting the Board of Directors shall automatically be increased by two and the holders of Series F Preferred Stock, together with the holders of any outstanding shares of Voting Parity Stock, voting together as a single class, shall be entitled to elect the two additional directors (the “Preferred Stock Directors”) at any annual or special meeting of stockholders at which directors are to be elected or any special meeting of the holders of the Series F Preferred Stock and any Voting Parity Stock for which dividends have not been paid; provided that it shall be a qualification for election for any such Preferred Stock Director that the election of such director shall not cause the Corporation to violate the corporate governance requirement of the New York Stock Exchange (or any other securities exchange or other trading facility on which securities of the Corporation may then be listed or traded) and provided, further, that the Board of Directors shall at no time include more than two Preferred Stock Directors (including, for purposes of this limitation, all directors that the holders of any series of Voting Parity Stock are entitled to elect pursuant to like voting rights).

(ii)    In the event that the holders of Series F Preferred Stock and, if applicable, such other holders of Voting Parity Stock shall be entitled to vote for the election of the Preferred Stock Directors following a Nonpayment Event, such directors shall be initially elected following such Nonpayment Event only at a special meeting called by the Secretary of the Corporation or at the written request of the holders of record of at least 20% of the aggregate number of shares of Series F Preferred Stock and each other series of Voting Parity Stock which then have the right to exercise voting rights similar to those described above then outstanding (unless such request for a special meeting is received less than 90 days before the date fixed for the next annual or special meeting of the stockholders of the Corporation, in which event such election shall be held only at such next annual or special meeting of stockholders), and at each

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subsequent annual meeting of stockholders of the Corporation. Such request to call a special meeting for the initial election of the Preferred Stock Directors after a Nonpayment Event shall be made by written notice, signed by the requisite holders of Series F Preferred Stock or Voting Parity Stock, and delivered to the Secretary of the Corporation in such manner as provided for in Section 10 below, or as may otherwise be required by applicable law. If the Secretary of the Corporation fails to call a special meeting for the election of the Preferred Stock Directors within 20 days of receiving proper notice, any holder of Series F Preferred Stock may call such a meeting at the Corporation’s expense solely for the election of the Preferred Stock Directors, and for this purpose only such Series F Preferred Stock holder shall have access to the Corporation’s stock ledger. The Preferred Stock Directors elected at any such special meeting shall hold office until the next annual meeting of the stockholders if such office shall not have previously terminated as below provided.

(iii)   When dividends have been paid in full on the Series F Preferred Stock and any and all series of non-cumulative Voting Parity Stock (other than the Series F Preferred Stock) for consecutive Dividend Periods equivalent to at least one year after a Nonpayment Event and all dividends on any cumulative Voting Parity Stock have been paid in full, then the right of the holders of Series F Preferred Stock to elect the Preferred Stock Directors shall cease (but subject always to re-vesting of such voting rights in the case of any future Nonpayment Event), and, if and when any rights of holders of Series F Preferred Stock and Voting Parity Stock to elect the Preferred Stock Directors shall have ceased, the terms of office of all the Preferred Stock Directors shall forthwith terminate and the number of directors constituting the Board of Directors shall automatically be reduced accordingly.

(iv)    Any Preferred Stock Director may be removed at any time without cause by the holders of record of a majority of the outstanding shares of Series F Preferred Stock and Voting Parity Stock, when they have the voting rights described above (voting together as a single class). In case any vacancy shall occur among the Preferred Stock Directors, a successor shall be elected by the Board of Directors to serve until the next annual meeting of the stockholders upon the nomination of the then remaining Preferred Stock Director or, if no Preferred Stock Director remains in office, by the vote of the holders of record of a majority of the outstanding shares of Series F Preferred Stock and such Voting Parity Stock, voting as a single class. The Preferred Stock Directors shall each be entitled to one vote per director on any matter that shall come before the Board of Directors for a vote.

(d)     Changes after Provision for Redemption. The voting rights provided in this Section 6 shall not apply if, at or prior to the time when the act with respect to which such vote or consent would otherwise be required shall be effected, all outstanding shares of Series F Preferred Stock have been redeemed or called for redemption upon proper notice and sufficient funds have been set aside in accordance with Section 5(e).

(e)     Changes for Clarification. Without the consent of the holders of Series F Preferred Stock, so long as such action does not materially and adversely affect the rights, preferences, privileges and voting powers, and limitations and restrictions thereof, of the Series F Preferred Stock, the Corporation may amend, alter, supplement or repeal any terms of the Series F Preferred Stock:

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(i)     to cure any ambiguity, or to cure, correct or supplement any provision contained in this Articles of Amendment that may be defective or inconsistent; or

(ii)    to make any provision with respect to matters or questions arising with respect to the Series F Preferred Stock that is not inconsistent with the provisions of this Articles of Amendment.

(f)     Procedures for Voting and Consents. The rules and procedures for calling and conducting any meeting of the holders of Series F Preferred Stock (including, without limitation, the fixing of a record date in connection therewith), the solicitation and use of proxies at such a meeting, the obtaining of written consents and any other aspect or matter with regard to such a meeting or such consents shall be governed by any rules the Board of Directors, in its discretion, may adopt from time to time, which rules and procedures shall conform to the requirements of the Restated Charter, the Bylaws, applicable law and any national securities exchange or other trading facility on which the Series F Preferred Stock is listed or traded at the time. Whether the vote or consent of the holders of a majority or other portion of the shares of Series F Preferred Stock and any Voting Parity Stock has been cast or given on any matter on which the holders of shares of Series F Preferred Stock are entitled to vote shall be determined by the Corporation by reference to the respective liquidation preference amounts of the shares of Series F Preferred Stock and Voting Parity Stock voted or covered by the consent.

Section 7. Conversion Rights. The holders of shares of Series F Preferred Stock shall not have any rights to convert such shares into shares of any other class or series of securities of the Corporation.

Section 8. Preemptive Rights. The holders of shares of Series F Preferred Stock shall have no preemptive rights with respect to any shares of the Corporation’s capital stock or any of its other securities convertible into or carrying rights or options to purchase any such capital stock.

Section 9. Record Holders. To the fullest extent permitted by applicable law, the Corporation and the transfer agent for the Series F Preferred Stock may deem and treat the record holder of any share of Series F Preferred Stock as the true and lawful owner thereof for all purposes, and neither the Corporation nor such transfer agent shall be affected by any notice to the contrary.

Section 10. Notices. All notices or communications in respect of the Series F Preferred Stock shall be sufficiently given if given in writing and delivered in person or by first class mail or if giving in such other manner as may be permitted herein, in the Restated Charter or Bylaws or by applicable law. Delivery of a notice or communication to the Company will be effective upon receipt. Delivery of a notice or communication to holders of shares of Series F Preferred Stock will be effective upon, in the case of personal delivery, receipt or, in the case of mailing, deposit in the mail, postage prepaid. Notwithstanding the foregoing, if shares of Series F Preferred Stock or depositary shares representing an interest in shares of Series F Preferred Stock are issued in book-entry form through DTC, such notices may be given to the holders of the Series F Preferred Stock in any manner permitted by DTC.

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Section 11. Stock Certificates. The Corporation may at its option issue shares of Series F Preferred Stock without certificates.

Section 12. Other Rights. The Series F Preferred Stock shall not have any powers, preferences, privileges or rights other than as set forth herein or in the Restated Charter or as provided by applicable law.

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